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                                                                    EXHIBIT 12.1

                   REINSURANCE GROUP OF AMERICA, INCORPORATED
                       Ratio of Earnings to Fixed Charges





                                                        2000          2001(A)      2002        2003        2004
                                                      --------       --------    --------    --------    --------

Income from continuing operations before income
   taxes                                              $  175.0       $   66.2    $  194.0    $  271.6    $  369.2
Minority interest in earnings (losses) of
   consolidated subsidiaries included in income
   from continuing operations before income taxes          0.3             --          --          --          --

Fixed charges:
      Interest expensed and capitalized                   17.6           18.1        35.5        36.8        38.4
      Interest credited on reinsurance contracts         104.8          111.7       126.7       179.7       198.9
      One-third of rentals                                 2.0            1.8         2.2         2.5         2.6
                                                      --------       --------    --------    --------    --------

         Total fixed charges                             124.4          131.6       164.4       219.0       239.9

      Less interest capitalized, net of amortization        --             --          --          --          --
                                                      --------       --------    --------    --------    --------

Income from continuing operations before income
   taxes                                              $  299.7       $  197.8    $  358.4    $  490.6    $  609.1
                                                      ========       ========    ========    ========    ========

Ratio of earnings to fixed charges                         2.4            1.5         2.2         2.2         2.5
                                                      ========       ========    ========    ========    ========

         Total fixed charges                          $  124.4       $  131.6    $  164.4    $  219.0    $  239.9
      Less Interest credited on reinsurance
        contracts                                       (104.8)        (111.7)     (126.7)     (179.7)     (198.9)
                                                      --------       --------    --------    --------    --------

         Total fixed charges excluding interest
           credited (b)                                   19.6           19.9        37.7        39.3        41.0
Income from continuing operations before income
   taxes and minority interest plus fixed charges
   excluding interest credited under reinsurance
   contracts (b)                                      $  194.9       $   86.1    $  231.7    $  310.9    $  410.2
                                                      ========       ========    ========    ========    ========

Ratio of earnings to fixed charges excluding
   interest credited under reinsurance contracts (b)       9.9            4.3         6.1         7.9        10.0
                                                      ========       ========    ========    ========    ========



(a) Coverage ratio in 2001 is lower than other annual periods presented due to adverse mortality results, claims associated with the terrorist attacks on September 11, 2001, losses associated with the Company's Argentine operations, and $68.4 million in net realized capital losses.

(b) This information is not required, but the Company believes it provides additional useful information on the coverage of fixed charges that are not related to our products.